Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in:
Registration Statement No. 333-30391 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 13, 1997) and the related prospectus;
Registration Statement No. 333-56661 on Form S-8 (as amended by Post-Effective Amendment No. 1) pertaining to the Northshore Mining Company and Silver Bay Power Company Retirement Savings Plan and the related prospectus;
Registration Statement No. 333-06049 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan;
Registration Statement No. 333-84479 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 11, 1999); and
Registration Statement No. 333-64008 on Form S-8 (as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2) pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (as amended and restated as of January 1, 2004);
of our report dated February 29, 2008 (August 8, 2008 as to the effects of the stock split described in Note 19), related to the consolidated financial statements and financial statement schedule (Schedule II — Valuation and Qualifying Accounts) of Cleveland-Cliffs Inc and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and our report dated February 29, 2008 on the effectiveness of Cleveland-Cliffs Inc’s internal control over financial reporting for the year ended December 31, 2007, appearing in the Current Report on Form 8-K of Cleveland-Cliffs Inc filed on October 6, 2008.
/s/ Deloitte & Touche LLP
Cleveland, OH
October 6, 2008